Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2010 (July 28, 2010 as to Note 19), relating to our audit of the consolidated financial statements of Envestnet, Inc. (the “Company”) appearing in the Prospectus dated July 28, 2010 filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Company’s Registration Statement on Form S-1 (No. 333-165717) .

/s/ McGladrey & Pullen LLP

Chicago, Illinois
August 26, 2010